Exhibit 10.8

EMPLOYMENT AGREEMENT

THIS AGREEMENT made this 1st day of October, 2015 (the "Effective Date"),

BETWEEN:

BI-OPTIC VENTURES INC., of Suite 2200, 885 West Georgia Street, Vancouver, British Columbia, V6C 3E8

(the "Company")

AND:

ROBERT HUSTON, of Suite 7, 9079 Shaughnessy Street, Vancouver, British Columbia, V6P 6R9

(the "Employee")

WHEREAS the Company, the Employee, Growthstar Technologies Inc., and Ultimate Energy Savings Canada Inc., have entered into an asset purchase agreement, dated October 1, 2015 (the "Asset Purchase Agreement"), and it is a condition to closing of the transactions contemplated in the Asset Purchase Agreement that the Company and the Employee enter into this Agreement;

AND WHEREAS following closing of the transactions contemplated in the Asset Purchase Agreement, the Company anticipates operating a business in which it develops and markets LED lighting technology, for use by the agricultural industry, retail consumers, wholesale buyers and government agencies;

AND WHEREAS the Company desires to retain the Employee to assist in the ongoing business operations of the Company, and to serve as its Chief Executive Officer; and

AND WHEREAS the Employee and the Company wish to confirm the terms and conditions of the Employee's retainer.

THEREFORE in consideration of the sum of $1.00 and the covenants and agreements herein, and for other good and valuable consideration given by each party hereto to the other, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties hereby agree as follows:

1.

EMPLOYMENT ARRANGEMENT

1.1

Position.  The Employee hereby agrees to assist in the ongoing business operations of the Company, to the extent required by the Company, and subject to the approval of the Board of Directors of the Company, to serve as Chief Executive Officer of the Company.  The Employee’s duties will include those customary of a senior officer of a public company, and shall include but not be limited to the following:

(a)

overseeing all of the Company’s ongoing business operations;

(b)

planning of the Company’s strategic direction, and review of strategic opportunities presented to the Company;

(c)

reviewing the Company’s capital need and ongoing financial obligations;

(d)

preparing budgets for the Company’s capital needs and ongoing business operations;

(e)

advising the Board of Directors as to the status of business operations and the ongoing strategic direction of the Company;

(f)

assisting in the preparation and review of the Company’s ongoing financial and regulatory filings, including certification of the Company’s annual and quarterly financial statements as required by applicable law; and

(g)

communicating with the Company’s legal and financial advisors.

1.2

Service.  During the Term, the Employee shall:

(a)

well and faithfully serve the Company and use his best efforts to promote the best interests of the Company;

(b)

conduct himself at all times in a manner which is consistent with, and in no way prejudicial to, the Company’s interests;

(c)

advise the Company's Board of Directors of any actual and or potential conflicts of interest; and

(d)

report to the Board of Directors of the Company.

1.3

Term.  The term of this Agreement shall commence on the Effective Date and shall continue until this Agreement is terminated in accordance with section 3.  The Company recognizes the Effective Date as the Employee’s start date for services rendered for calculating all entitlements pursuant to this Agreement.

1.4

Compensation.  During the term of this Agreement, the Company shall pay to the Employee the a monthly cash payment of $4,000 (the "Base Salary") plus benefits as defined in the Company’s benefits plan policy.

1.5

Initial Bonus.  In addition to the Base Salary, immediately following the Effective Date, the Company shall issue to the Employee a one-time bonus of 1,000,000 common shares of the Company (the "Initial Bonus Shares").

1.6

Performance Bonus.  The Company shall also pay to the Employee a one-time bonus of $25,000, payable solely by the issuance of 500,000 common shares of the Company (the "Performance Bonus Shares"), and immediately following public filing of annual financial statements of the Company which show revenue in excess of $1,000,000 in the completed fiscal year.  In addition, on an annual basis, and at the discretion of the board of directors, a performance bonus may be considered and paid to the Employee for his specific efforts which contributed to the Company’s performance, sales and earnings (“Cash bonus”).  The Company has no obligation to pay a Cash Bonus in any given year as such a payment is at the full discretion of the Board of Directors.  The Cash Bonus is expected to be in an amount logical relative to financial performance of the Company.

1.7

Bonus Conditions.  The issuance of the Initial Bonus Shares, and the Performance Bonus Shares, is subject to the prior approval of the Canadian Securities Exchange, and any applicable regulatory authorities.  The Employee acknowledges and agrees that upon issue the Initial Bonus Shares, and the

Performance Bonus Shares, will be subject to restrictions on resale imposed by applicable securities law, and that the certificates evidencing such shares will bear legends evidencing such restrictions.

2.

EXPENSES

2.1

Business Expenses.  The Employee shall be reimbursed by the Company for all reasonable expenses incurred in connection with the provision of services contemplated in this Agreement, in accordance with the Company’s policies as established from time to time.  The reimbursement of all expenses, pursuant to this Agreement, must be supported with appropriate receipts, invoices or similar documentation, and shall require prior written approval of the Company in the event any individual expense exceeds $500.

3.

TERMINATION OF AGREEMENT

3.1

Termination by Employee.  At any time following twelve (12) months from the Effective Date, the Employee may terminate this Agreement by giving not less than ninety (90) calendar days’ written notice of termination.  At the time the Employee provides the Company with notice of termination, or at any time thereafter, the Company shall have the right to elect to terminate the Employee's services at any time prior to the effective date of the Employee's termination.  Upon the effective date of the termination, the Company shall pay the minimum obligation as defined in the BC Employment Standards Act, if any, and shall not be obligated to make any further payment or provide any further benefit to the Employee, except for amounts which were payable up to and including the date of termination.

3.2

Termination for Cause.  The Company may terminate this Agreement at any time, without notice, as a result of actions taken by the Employee which would constitute cause under applicable employment law.  If the Agreement is terminated for cause, no notice, payments or allowances shall be provided to the Employee thereafter or as a result of such termination except for those amounts which were payable up to and including the date of effective termination, and the Employee will have no claim for any other form of compensation or damages.

3.3

Termination without Cause.  In addition to section 3.2 above, the Company may terminate the Agreement without cause by giving not less than ninety (90) calendar days’ written notice of termination, plus an additional thirty (30) calendar days for each completed year of service with the Company.  At any time following notice of termination, the Company shall be entitled to provide the Employee with payment in lieu of notice such that the Employee’s termination is effective on an earlier date. The final payment amount will be the greater of the amount calculated above and the minimum obligation as defined in the BC Employment Standards Act for a termination without cause.

3.4

Termination by Death or Permanent Incapacity.  The Company’s obligation to the Employee and the Employee’s obligations to the Company pursuant to this Agreement shall terminate upon the Employee's death or permanent incapacity.  For the purposes of this section 3.4, the Employee shall be deemed to have suffered permanent incapacity when he suffers from any illness or injury that prevents him from performing its usual employment duties for a period of six (6) consecutive months.  Where the obligations of the Employee are terminated under this section 3.4, the Company shall be under no obligation to provide the Employee with any further notice of termination or pay in lieu of notice or any other form of pay or damages.  The Employee acknowledges and agrees that given the nature of the Company’s business and the critical importance of its position to the operations of the Company, it would constitute undue hardship for the Company to operate without the services of the Employee for a period in excess of six (6) months.  Furthermore, the Employee acknowledges that it would be impractical for the Company to hire a replacement for the Employee, unless the replacement is hired on a permanent basis.

3.5

Directorship and Offices.  Upon the termination of this Agreement, the Employee shall immediately resign any directorship or office held in the Company or any parent, subsidiary or affiliated companies of the Company and, except as provided in this Agreement, the Employee shall not be entitled to receive any written notice of termination or payment in lieu of notice, or to receive any severance pay, damages or compensation for loss of office or otherwise, by reason of the resignation or resignations contemplated by this section 3.5 from the Company and any subsidiary or affiliated companies branches or divisions.  Notwithstanding the above, the Employee shall not be required to resign from any positions which do not specifically result from the provision of services by the Employee under this Agreement.

3.6

No Additional Payments.  The Employee acknowledges and agrees that unless otherwise expressly agreed in writing between the Employee and the Company, the Employee shall not be entitled, howsoever arising to any remuneration, compensation or other benefits other than expressly provided for in this Agreement, or the Asset Purchase Agreement, as applicable.

3.7

Restrictive Covenant.  The Employee agrees that the Employee will not, either alone or in partnership or in conjunction with any person, firm, company, corporation, partnership, trust, syndicate, unincorporated association, governmental body or any other entity or group, whether as principal, agent, employee, director, officer, shareholder, Employee or in any capacity or manner whatsoever, whether directly or indirectly, during the term of this Agreement and continuing for a period of twenty-four (24) months after the effective date that this Agreement is terminated:

(a)

carry on or be engaged in, or advise, invest in or give financial assistance to, any business, enterprise or undertaking that is involved in a business that is competitive with or similar to the Company or any product or service of the Company; provided, however, that the foregoing will not prohibit the Employee from acquiring, solely as an investment and through market purchases, securities of any such enterprise or undertaking which are publicly traded, so long as the Employee is not part of any control group of such entity and such securities, which if converted, do not constitute more than 5% of the outstanding voting power of that entity;

(b)

approach or contact any client or customer of the Company for the purpose of inducing that client or customer to reduce their level of business with the Company or to encourage that client or customer to start doing business or to increase their level of business with any other person or entity when such a change may negatively affect the opportunity of the Company to maintain or increase its level of business with the client or customer; or

(c)

persuade or attempt to persuade any employee(s) or consultant(s) of the Company to leave their positions with the Company.

4.

CONFIDENTIALITY

4.1

Definitions. Any reference to "Company" in sections 4, 5 and 6 of this Agreement shall mean the Company and its parent, affiliates, subsidiaries  and divisions, and "Confidential Information" means all trade secrets, proprietary information and other confidential data or information (and any tangible evidence, record or representation thereof) whether prepared, conceived or developed by an employee or agent of the Company (including the Employee) or received by the Company from an outside source which is maintained in confidence by the Company or the outside source who provided the information in question.  Without limiting the generality of the foregoing, Confidential Information includes confidential information of the Company pertaining to:

(a)

any ideas, drawings, improvements, know-how, research, inventions, innovations, products, services, sales, scientific or other formulae, processes, methods, machines, procedures, tests, treatments, developments, technical data, designs, devices, patterns, concepts, computer programs or software, records, data, training or service manuals, plans for new or revised services or products or other plans, items or strategy methods on compilation of information, or works in process, or any inventions or parts thereof, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form) that relate to the business or affairs of the Company or that result from its marketing, research and/or development activities;

(b)

the identities of clients and potential clients, customers and potential customers (collectively, "Customers"); the identities of contact persons at Customers; the preferences and needs of Customers; customer contact persons; information regarding sales terms, service plans, methods, practices, strategies, forecasts, know-how, and other marketing techniques; the identities of key accounts, potential key accounts; the identities of suppliers and contractors, and all information about those supplier and contractor relationships such as contact person(s), pricing and other terms;

(c)

any information relating to the relationship of the Company with any personnel, suppliers, principals, investors, contacts or prospects of the Company and any information relating to the requirements, specifications, proposals, orders, contracts or transactions of or with any such persons;

(d)

any marketing material, plan or survey, business plan, opportunity or strategy, development plan or specification or business proposal;

(e)

financial information, including the Company’s costs, financing or debt arrangements, income, profits, salaries or wages; and

(f)

any information relating to the present or proposed business of the Company,

but does not include any information that (a) was in the public domain at the time it was communicated to the Employee by the Company; (b) entered the public domain subsequent to the time it was communicated to the Employee by the Company through no fault of the Employee; (c) was in the Employee's possession free of any obligation of confidence at the time it was communicated to the Employee by the Company; (d) was rightfully communicated to the Employee free of any obligation of confidence subsequent to the time it was communicated to the Employee; (e) was developed by the Employee or a third party independently of and without reference to any information communicated to the Employee by the Company; (f) was communicated in response to a valid order by a court or other governmental body, was otherwise required by law, or was necessary to establish the rights of either party under this Agreement; or (g) was not identified as Confidential Information of the Company.

4.2

Acknowledgement. The Employee acknowledges that he has had and will continue to have access to Confidential Information that the Company has spent time, effort and money to develop and acquire.  The Confidential Information is a valuable and unique asset of the Company and the Confidential Information is and will remain the exclusive property of the Company.

4.3

Confidentiality. The Employee agrees to maintain securely and hold in strict confidence all Confidential Information received, acquired or developed by him or disclosed to him as a result of or in connection with its association with the Company.  The Employee agrees that, both during and after the term of this Agreement, he will not, directly or indirectly, divulge, communicate, use, copy or disclose or permit others to use, copy or disclose, any Confidential Information to any person, except as such disclosure or use is required to perform its duties hereunder.  The obligation of confidentiality imposed by this Agreement shall not apply to information that appears in issued patents or printed publications, that otherwise becomes generally known in the industry through no act of the Employee in breach of this Agreement, or that is required to be disclosed by court order or applicable law.

4.4

Third Party Information. The Employee understands that the Company has from time to time in its possession confidential information belonging to third parties or which is claimed by third parties to be confidential or proprietary and which the Company has agreed to keep confidential.  The Employee agrees that all such information shall be Confidential Information for the purposes of this Agreement.

4.5

Work for Hire. For purposes of the copyright laws of the United States of America, to the extent, if any, that such laws are applicable to any Confidential Information, it shall be considered a work made for hire and the Company shall be considered the author thereof.

4.6

Non-incorporation. The Employee represents and warrants that the Employee will not, to the best of the Employee’s knowledge and belief, use or cause to be incorporated in any of the Employee’s work product any data software, information, designs, techniques or know-how which the Employee or the Company does not have the right to use.

4.7

Property of the Company. The Employee agrees that documents, copies, records and other property or materials made or received by the Employee that pertain to the business and affairs of the Company, including all Confidential Information which is in the Employee’s possession or under the Employee’s control are the property of the Company and that the Employee will return same and any copies of same to the Company immediately upon termination of this Agreement or at any time upon the request of the Company.

5.

DISCLOSURE OF DISCOVERIES, IDEAS AND INVENTIONS

5.1

Exclusive Property of the Company. Any new technology, knowledge or information developed by the Employee related to the business of the Company during the term of this Agreement shall be the exclusive property of the Company to the extent that such technology, knowledge or information is owned by the Employee, and to the extent that such is developed in the course of the provision of services by the Employee pursuant to this Agreement.

5.2

Inventions. The Employee acknowledges that all Confidential Information and all other discoveries, know-how, inventions, ideas, concepts, processes, products, protocols, treatments, methods, tests and improvements, computer programs, or parts thereof, conceived, developed, reduced to practice or otherwise made by it either alone or with others, during the course of this Agreement or any previous arrangements between the Employee and the Company, whether or not conceived, developed, reduced to practice or made during the Employee’s regular working hours or on the premises of the Company (collectively "Inventions"), and any and all services and products which embody, emulate or employ any such Inventions will be the sole property of the Company and all copyrights, patents, patent rights, trademarks, service marks and reproduction rights to, and other proprietary rights in, each such Invention, whether or not patentable or copyrightable, will belong exclusively to the Company.  For purposes of the copyright laws of the United States of America, to the extent, if any, that such laws are applicable to any such Invention or any such service or product, it will be considered a work made for hire and the

Company will be considered the author thereof.  For greater certainty, "Inventions" does not include anything developed outside of the provision of services pursuant to this Agreement.

5.3

Exclusions. The Employee represents and warrants that he does not claim rights in, or otherwise exclude from this Agreement, any Invention.

5.4

Disclosure. The Employee shall disclose promptly to the Company, its successors or assigns, any Inventions.

5.5

Assignment. The Employee hereby assigns and agrees to assign all its rights, title and interest in the Inventions, to the Company or its nominee.

5.6

Further Documents and Assistance. Whenever requested to do so by the Company, the Employee shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain patents or copyrights of Canada, the United States or any foreign country or to otherwise protect the Company’s interest in the Inventions and shall assist the Company in every proper way (entirely at the Company’s expense, including compensation to the Employee for all time and expenses) to obtain such patents and copyrights and to enforce them.  To the extent that the Company makes a request under this Section after the termination of this Agreement, the Company will compensate the Employee on an hourly basis pro rata to the Base Salary in effect at the time of termination.

5.7

Waiver of Moral Rights. The Employee hereby waives for the benefit of the Company and its successors and agrees not to exercise or enforce any and all moral rights in respect of all Inventions.

6.

EQUITABLE RELIEF

The Employee agrees that, in the event it violates any of the restrictions referred to in sections 4 or 5, the Company shall suffer irreparable harm and shall be entitled to preliminary and permanent injunctive relief and any other remedies in law or in equity which the court deems fit.

7.

REPRESENTATION AND WARRANTIES

The Employee represents and warrants that the execution performance of this Agreement will not result in or constitute a default, breach or violation of any understanding, agreement of commitment, written or oral, express or implied, to which the Employee is a party.  The Employee further represents and warrants that he has not brought and will not bring with him to the Company or the associated companies, and that it has not used and will not use, while performing its duties for the Company, any materials or documents of a former company or any other person or entity to which he is under a duty not to disclose.  The Employee agrees that, during the course of this Agreement, the Employee shall not breach any obligation, confidence or duty the Employee may have to a former company or any other person or entity and the Employee agrees that the Employee will fulfill all such obligations during the the Term of this Agreement.

8.

SEVERABILITY

Should any part of this Agreement be declared or held to be invalid for any reason, the invalidity shall not affect the validity of the remainder of this Agreement which shall continue in full force and effect and be construed as if this Agreement had been executed without the invalid portion, and it is hereby declared the intention of the parties that this Agreement would have been executed without reference to any portion that may, for any reason, be hereafter declared or held invalid.

9.

SURVIVAL

The Company and the Employee expressly acknowledge and agree that the provisions of this Agreement, which by their express or implied terms extend beyond the termination of the Employee’s obligations hereunder, or beyond the termination of this Agreement, shall continue in full force and effect notwithstanding the termination of the termination of this Agreement for any reason.

10.

ENTIRE AGREEMENT AND AMENDMENTS

The provisions herein constitute the entire agreement between the parties and supersede all previous communications, representations and agreements, whether oral or written, between the parties with respect to the subject matter hereof.  This Agreement may not be amended or modified except by written instrument signed by the Company and the Employee.  This Agreement also supersedes any and all prior agreements entered into by the Employee and the Company with respect to the subject matter herein.

11.

GOVERNING LAW

This Agreement shall be governed by and interpreted exclusively in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and the courts of the Province of British Columbia shall have the exclusive jurisdiction over this Agreement and any claim or dispute arising under it.

12.

ENUREMENT

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, personal representatives and permitted assigns.

13.

ASSIGNMENT OF RIGHTS

The Employee shall not assign its rights under this Agreement or delegate to others any of its functions and duties under this Agreement without the express written consent of the Company which may be withheld in its sole discretion.

14.

AFFILIATED CORPORATIONS

The Employee acknowledges and agrees that all of the Employee’s covenants and obligations to the Company, as well as the rights of the Company under this Agreement shall run in favour of and shall be enforceable by the parent, subsidiaries, affiliates and divisions of the Company.  The Employee acknowledges that notwithstanding references in this Agreement to the parent, subsidiaries and affiliates of the Company, this Agreement is between the Employee and the Company and there are no other parties to the Agreement. The Employee shall have no right to enforce this Agreement against any party other than the Company unless this Agreement is assigned to any entity in accordance with section 13 of this Agreement.

15.

CURRENCY

All monetary amounts set out in this Agreement refer to Canadian dollars.

16.

LEGAL ADVICE

The Employee acknowledges that it was recommended to him by the Company that he obtain independent legal advice before executing this Agreement and that by executing this Agreement the Employee represents that he did obtain independent legal advice or has duly waived the right to same.

IN WITNESS WHEREOF the parties hereto have duly executed this agreement as of the day and year first above written.

BI-OPTIC VENTURES INC.

/s/ Michael Withrow

/s/  Robert Huston

Per:

Authorized Signatory

ROBERT HUSTON